Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 4, 2005 by and between M. Rufus Woodard, Jr. (the “Executive”) and Brookstone, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company is party to that certain merger agreement (the “Merger Agreement”), dated as of April 15, 2005 and amended as of July 15, 2005, among the Company, Brookstone Holdings Corp. (“Parent”) and Brookstone Acquisition Corp. (“Acquisition”), pursuant to which, at the Effective Time (as defined in the Merger Agreement) and subject to the terms and conditions set forth therein, Acquisition will be merged with and into the Company (the “Merger”);

WHEREAS, at the Effective Time (as defined in the Merger Agreement) of the Merger, Acquisition will cease to exist and the Company will become an indirect wholly-owned subsidiary of Parent and of OSIM Brookstone Holdings, L.P. (“OBH LP”);

WHEREAS, the Company desires to obtain the benefit of the experience, supervision and services of the Executive in connection with the operations of the Company following the Merger and desires to continue the employment of the Executive upon the terms and conditions set forth herein, and the Executive is willing and able to accept such employment on such terms and conditions;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Executive is entering into a Reinvestment Agreement (the “Reinvestment Agreement”), with the General Partner (as defined below), OBH LP and each of the other limited partners of OBH LP and a Restricted Interest Award Agreement (the “Restricted Award Agreement”) with OBH LP; and

WHEREAS, OSIM Brookstone Holdings, Inc. is the general partner of OBH LP (the “General Partner”) and is responsible for the management of OBH LP’s management and affairs.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1. Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts such continued employment with the Company. The Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound and (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with his employment with any prior employer.

Section 2. Employment Duties. During the Term (as defined below), the Executive shall serve as Vice President, General Merchandising Manager of the Company, subject to the direction of the Company’s Chief Executive Officer and its Board of Directors (the “Board”), shall oversee and direct the operations of the Company and shall perform such other duties consistent with the responsibilities of such position. The Executive shall also serve during the Term, at the request of the Board, as an officer or director of any of the Company’s subsidiaries or controlled affiliates as the Board may deem appropriate, without any additional compensation therefor. During the Term, the Executive shall devote all of his business time, energy, experience and talents to such employment, shall devote his best efforts to advance the interests of the Company and its subsidiaries and affiliates and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board.

Section 3. Term of Employment. The term of the Executive’s employment hereunder (the “Term”) shall commence on the date hereof and continue until the third (3rd) anniversary of the date hereof; provided, however, that effective upon the expiration of the then current Term (the “Extension Date”), the Term shall be automatically extended upon the same terms and conditions for an additional period of eighteen months from the scheduled expiration of the Term (prior to giving effect to such eighteen (18) month extension) unless either party hereto shall have notified the other in writing at least three (3) months prior to the Extension Date that such party does not desire to have the Term so extended.

Section 4. Place of Employment. The Executive’s principal place of employment shall be at the Company’s corporate headquarters located at One Innovation Way, Merrimack, New Hampshire 03054. Notwithstanding the foregoing, the Executive acknowledges that the duties to be performed by the Executive hereunder are such that Executive may be required to travel extensively, including to Asia.

Section 5. Compensation; Reimbursement. During the Term, the Company shall pay or provide to the Executive, in full satisfaction for his services provided hereunder, the following:

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary of $350,000 per year (“Base Salary”), payable not less than monthly in accordance with the payroll policies of the Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (the “Payroll Policies”).

(b) Cash Bonus.

(i) For each fiscal year of the Company during the Term, the Executive will be eligible to receive a cash bonus of up to $250,000 (the “Maximum Bonus”).

(ii) Eighty percent (80%) of the Maximum Bonus (the “EBITDA Bonus”) shall be payable to Executive based on the achievement of the annual EBITDA target set forth in the Company’s annual management plan (the “Annual EBITDA Target”). The bonus shall be equal to 50% of the EBITDA Bonus if the Company achieves (as determined by the Board) 100% of the Annual EBITDA Target after the accrual of all management bonuses for such fiscal year and will increase or decrease on a linear basis at a rate of 10% of EBITDA Bonus for each 1% of the Annual EBITDA Target in excess of, or below, 100%, as applicable. By way of example, if the Company achieves (A) 105% or more of the Annual EBITDA Target after the accrual of all management bonuses for a fiscal year, the bonus would be equal to the EBITDA Bonus, (B) 102.5% of the Annual EBITDA Target after the accrual of all management bonuses for such fiscal year, the bonus would be equal to 75% of the EBITDA Bonus, (C) 97.5% of the Annual EBITDA Target after the accrual of all management bonuses for such fiscal year, the bonus would be equal to 25% of the EBITDA Bonus and (D) 95% or less of the Annual EBITDA Target after the accrual of all management bonuses for such fiscal year, the bonus would be equal to zero.

(iii) The Executive shall be eligible to receive twenty percent (20%) of the Maximum Bonus in the discretion of the Board based upon the recommendation of the Chief Executive Officer of the Company taking into account whether the Company achieved certain pre-set operating objectives for the applicable fiscal year.

(iv) In the event the Company makes an acquisition or disposition of a company or line of business or other substantial change (including a substantial increase or decrease in capital expenditures to the extent not accounted for in the applicable Annual EBITDA Target) to the Company, the Annual EBITDA Target may be adjusted by the Board, in good faith, to adjust for such acquisition, disposition or other change.

(v) For the purpose hereof, “EBITDA” means the consolidated earnings of the Company, including equity in the earnings from non-consolidated subsidiaries, before interest, taxes, depreciation, amortization and after deduction of all operating expenses, minority interest expenses and incentive compensation, all as calculated in accordance with generally accepted accounting principles consistently applied, as reflected in the Company’s most recent available audited consolidated financial statements for the immediately preceding fiscal year.

(c) Expenses. The Company shall pay or reimburse the Executive for ordinary and necessary business expenses incurred by him in the performance of his duties as an employee of the Company in accordance with the Company’s usual policies upon receipt from the Executive of written substantiation of such expenses which is acceptable to the Company.

(d) Benefits. During the Term, the Executive shall be entitled to continue to participate in all medical, dental, disability insurance, life insurance, retirement, savings, vacation and any other employee benefit plans or programs (including all perquisites) in which the Executive participates as of the date hereof or which are otherwise generally made available by the Company to its senior executives; provided, however, that the Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to the Company’s senior executives, officers or other employees. For the avoidance of doubt, as used in this Agreement, the phrase “employee benefit plans or programs” does not include compensation, bonus or other incentive plans or programs.

Section 6. Equity Participation. The Executive shall participate in the equity of OBH LP as follows:

(a) Reinvestment. Concurrently with the execution and delivery of this Agreement, the Executive has entered into the Reinvestment Agreement whereby the Executive has agreed to purchase 46,829 Class A Common Partnership Interests of OBH LP (the “Reinvestment”) on the terms and conditions set forth therein. Pursuant to the Reinvestment Agreement, the Executive has been issued (i) 46,829 Common Shares, par value $0.00001 per share, of the General Partner (“Common Shares”); and (ii) 1,745 Class B Common Partnership Interests of OBH LP (“Class B Interests”).

(b) Incentive Class B Interests. Concurrently with the execution and delivery of this Agreement, the Executive has entered into the Restricted Award Agreement relating to the award to the Executive of 115,342 Class B Interests under OBH LP’s management incentive program, subject to the terms and conditions set forth therein.

(c) Partnership and Shareholders Agreements. Concurrently with the execution and delivery of this Agreement, the Executive has entered into the Second Amended and Restated Partnership Agreement of OBH LP (the “Partnership Agreement”) and the Shareholders Agreement (of the General Partner), each dated the date hereof, and each among the General Partner and each of the holders of interests in OBH LP, with respect to the Executive’s ownership of Class A Interests, Class B Interests and Common Shares.

Section 7. Termination. The Executive’s employment hereunder may be terminated as follows:

(a) Upon Death or Disability.

(i) If during the Term, the Executive shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Executive, in the good faith judgment of the Board, is unable as a result of such disability to substantially and competently to perform his duties hereunder for a period of 90 consecutive days or for 90 days during any six month period (a “Disability”), the Company may terminate the Executive’s employment hereunder. In order to assist the Board in making that determination, the Executive shall, as reasonably requested by the Board, (a) make himself available for medical examinations by one or more physicians chosen by the Board and (b) use his best efforts to cause his own physicians to be available to discuss with the Board such disability. If the Executive dies during the Term, the Executive’s employment hereunder shall automatically terminate as of the close of business on the date of his death.

(ii) Upon termination for Disability or death, the Company shall not be obligated to make any salary, bonus or other payments or provide any benefits under this Agreement (other than payments for services rendered or expenses incurred through the date of such termination), provided, however, the Company shall (A) pay to the Executive, or the Executive’s legal representative, the Base Salary (less any amounts that the Executive may receive pursuant to any Company-sponsored long-term disability insurance policy for senior executives as and if in effect at the date of termination) in equal installments in accordance with the Payroll Policies for a period of twelve (12) months following such termination, and (B) in the case of termination for Disability, (I) provide continued medical and dental coverage under the Company’s plans to the maximum extent permissible thereunder for twelve (12) months following the date of such termination and (II) if applicable, continue to provide disability insurance coverage for the Executive to the extent necessary to continue benefits which the Executive became entitled to receive prior to the termination of his employment with the Company, provided further, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees.

(b) For Cause. The Company may terminate the Executive’s employment hereunder at any time, effective immediately upon written notice to the Executive, for Cause (as defined below) and all of the Executive’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such termination) and any other benefits otherwise due hereunder shall cease immediately. The Company shall have “Cause” for termination of the Executive if any of the following has occurred:

(i) the Executive’s dishonesty or bad faith in connection with the performance of his duties;

(ii) a refusal or failure by the Executive to use his best efforts to perform duties consistent with the office(s) held by him as requested by the Board which would not give rise to Good Reason is not cured within thirty (30) days;

(iii) the Executive’s conviction of a felony;

(iv) the failure of the Executive to notify the Board of any material relationships between him and/or any member of his immediate family member with any person or entity with whom OBH LP or any of its subsidiaries has a material business relationship; or

(v) a material breach of the provisions of Section 8 or Section 10 of this Agreement by the Executive which is not cured within fifteen (15) days after notice thereof is delivered by the Company .

(c) Without Cause.

(i) The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive. Upon such termination, the Executive shall have the right to receive from the Company the Base Salary (to be paid in equal installments in accordance with the Payroll Policies), and continued medical and dental coverage under the Company’s plans to the maximum extent permissible thereunder, for the longer of (i) the remainder of the Term and (ii) eighteen (18) months following the date of such termination, provided, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees. Notwithstanding the foregoing, if during the period in which salary and/or benefits continue pursuant to the preceding sentence, the Executive accepts other employment, (A) subsequent to the first (1st) anniversary of the termination of employment, his Base Salary shall be reduced by the amount of his base compensation in his new employment subsequent to the first (1st) anniversary of the termination of employment, and (B) the continuation of his medical and dental coverage hereunder shall immediately cease.

(ii) It is further acknowledged and agreed by the parties that the actual damages to the Executive in the event of termination under this Section 7(c) would be difficult if not impossible to ascertain, and, therefore, the salary and benefit continuation provisions set forth in this Section 7(c) shall be the Executive’s sole and exclusive remedy in the case of termination under this Section 7(c) and shall, as liquidated damages or severance pay or both, be considered for all purposes in lieu of any other rights or remedies, at law or in equity, which the Executive may have in the case of such termination.

(d) Resignation Without Good Reason. The Executive shall have the right to terminate his employment hereunder upon three (3) months’ prior written notice to the Company, and upon such termination, all of the Executive’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such notice) and any other benefits otherwise due hereunder shall cease immediately.

(e) Resignation For Good Reason.

(i) The Executive shall have the right to terminate his employment hereunder at any time, effective upon one (1) month’s prior written notice to the Company, for Good Reason (as defined below), and upon such termination, the Executive shall have the right to receive from the Company the Base Salary (to be paid in equal installments in accordance with the Payroll Policies), and continued medical and dental coverage under the Company’s plans to the maximum extent permissible thereunder, for the longer of (x) the remainder of the Term and (y) eighteen (18) months following the date of such termination, provided, however, that the Company shall be entitled to amend or terminate any plans which are applicable generally to the Company’s senior executives, officers or other employees. Notwithstanding the foregoing, if during the period in which salary and/or benefits continue pursuant to the preceding sentence, the Executive accepts other employment, (A) subsequent to the first (1st) anniversary of the termination of employment, his Base Salary shall be reduced by the amount of his base compensation in his new employment subsequent to the first (1st) anniversary of the termination of employment, and (B) the continuation of his medical and dental coverage hereunder shall immediately cease.

(ii) The Executive shall have “Good Reason” for termination of his employment hereunder if any of the following has occurred:

(A) a material diminution in or assignment of duties materially inconsistent with the Executive’s position as Vice President, General Merchandising Manager;

(B) reduction in the Base Salary, the bonus calculation methodology set forth in Section 5(b) hereof, perquisites or the overall level of other benefits (other than as a result of changes to benefit plans generally made available to the employees and/or senior management of the Company in which the Executive participates or for any reductions required by law);

(C) a failure to provide the Executive with an office and with secretarial support similar to that in effect as of the date hereof;

(D) relocation of the Company’s corporate headquarters more than forty (40) miles from its existing location without the Executive’s consent;

(E) imposition on the Executive of significantly increased travel requirements when compared to the date hereof; provided, that the Board may require Executive to travel to Asia in furtherance of his duties up to six (6) times per year; and

(F) the Company becoming a wholly or majority owned subsidiary of Sharper Image Corporation.

Notwithstanding the foregoing, the Executive shall not have “Good Reason” to terminate his employment if he has either consented to any event set forth above or three (3) months have elapsed following such event.

(f) Expiration Due to Non-Renewal. In the event that the Term shall expire as a result of the Executive having notified the Company in writing of the Executive’s election to not to extend the Term in accordance with Section 3 hereof, the Executive’s employment shall be automatically terminated as of the end of the Term and upon such termination, all of the Executive’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such notice) and any other benefits otherwise due hereunder shall cease immediately. In the event that the Term shall expire as a result of the Company having notified the Executive in writing of the Company’s election not to extend the Term in accordance with Section 3 hereof, the Executive’s employment shall be automatically terminated as of the end of the Term and such termination shall be treated as a termination by the Company without Cause as of the end of the Term pursuant to Section 7(c) hereof.

(g) Release. Notwithstanding the foregoing, in order to be eligible for any of the payments under Section 7(a) (in the case of termination for Disability), 7(c) or 7(e), the Executive must execute and deliver to the Company a customary general release.

Section 8. Protection of Confidential Information; Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Acknowledgment. The Executive agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its subsidiaries and affiliates that is non-public, confidential or proprietary in nature. The Executive acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its good will and reputation. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. The Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information.

The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. The Executive further agrees that his obligations of this Section 8 shall be absolute and unconditional.

(b) Confidential Information. During and at all times after the Term, the Executive shall keep secret all non-public information, matters and materials of the Company (including subsidiaries or affiliates), including, but not limited to, know-how, trade secrets, mail order and customer lists, vendor or supplier information, pricing policies, operational methods, any information relating to the Company’s (including any subsidiaries or affiliates) products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information of the Company (including any subsidiaries and affiliates) (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom the Executive has been instructed to make disclosure by the Board, in each case only to the extent required in the course of the Executive’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Board to the extent possible or (iii) to the Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of the Executive, provided such information is not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company. Upon termination of his employment for any reason, the Executive shall deliver to the Company all documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (x) belong to the Company or (y) contain or reflect any information concerning the Company, its subsidiaries and affiliates.

(c) Non-Competition. During the Term and thereafter for a period of equal to the longer of (i) twelve (12) months and (ii) the period following Executive’s termination of employment during which he is entitled to receive termination payments under Sections 7(a), (c) or (e) hereof (without consideration of whether the amount of such termination payments are reduced as a result of Executive’s acceptance of other employment), the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (A) own, operate, manage, or control, (B) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to or (C) have any financial interest in, or assist anyone else in the conduct of the business of, the Sharper Image Corporation, Relax the Back, Hammacher Schlemmer or Discovery Channel Store (a “Specified Company”) or any company whose business substantially overlaps with the Company’s business; provided, however, that the Executive shall be permitted to own less than five percent (5%) of any class of publicly traded securities of any company (other than a Specified Company).

(d) Non-Solicitation. During the Term and for a period of twenty-four (24) months thereafter (the “Restrictive Period”), the Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or affiliate), to terminate his or her relationship with the Company (including any subsidiary or affiliate), or hire any such officer, director or key employee, (ii) solicit, divert or encourage any officers, directors or key employees of the Company (including any subsidiary or affiliate) to become officers, directors, employees, agents, consultants or representatives of another business, enterprise or entity, (iii) solicit, divert or appropriate any clients, vendors or distributors of the Company (including any subsidiary or affiliate), or (iv) influence or attempt to influence any of the clients, vendors, distributors or business partners of the Company (including any subsidiary or affiliate) to transfer his, her or its business or patronage from the Company to any Competitor of the Company. For purposes of this Section 8(d), a “Competitor” of the Company means any person or entity engaged in or which proposes to engage in the business of designing, licensing, manufacturing, marketing or distributing any products or services which are or would be competitive with any of the businesses of the OBH LP or any of its subsidiaries as then conducted or as any such businesses may be reasonably expected to be conducted in the future, or which otherwise competes with any product line of or service offered by OBH LP or any of its subsidiaries.

(e) Non-Disparagement. In consideration of the respective obligations of the parties hereunder, during the Term and during the Restrictive Period, (i) the Executive, on the one hand, and the Company, J.W. Childs Associates, L.P., OSIM International Ltd and Temasek Capital (Private) Limited and their respective affiliates (collectively, the “Investor Group”), on the other hand, shall not make any public statement (A) criticizing the other, or (B) impairing the goodwill or reputation of the other, and (ii) the Executive will be prohibited from making any statement (X) criticizing any products or services offered by any member of the Investor Group or (Y) impairing the goodwill or reputation of the Investor Group or of the Investor Group’s products or services, except to the extent required by law and then only after consultation with the applicable member of the Investor Group to the extent possible or as part of any legal proceeding before any governmental authority pertaining to any dispute between the Executive and any of the foregoing entities.

(f) Remedies for Breach. The Company and the Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenants by the Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, and to prevent or otherwise restrain a breach of this Section 8 without the necessity of proving damages or posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this

Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. The Executive shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 8 or otherwise, in the event of any breach of any provision of this Section 8 or Sections 10 or 11 during the period during which the Executive is entitled to receive payments and benefits pursuant to Section 7, which breach is not cured within fifteen days of notice thereof from the Company, such period shall be deemed to have terminated as of the date of such breach and the Executive shall not thereafter be entitled to receive any salary or other payments or benefits under this Agreement with respect to periods following such date.

(g) Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 8 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by the Executive for such obligations. The Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 8 and the Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 8 are not reasonable, that consideration is inadequate or that the Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 8 as will render such restrictions valid and enforceable.

Section 9. Prior Agreements. The Executive and the Company agree that all current agreements between the Executive and the Company or any of its subsidiaries (the “Prior Agreements”) relating to the Executive’s employment with, or compensation by, the Company, including without limitation, the Executive’s current employment agreement and his change of control agreement with the Company, are hereby terminated. The Executive expressly agrees that the Company has no obligations, and that the Executive has no rights, under the Prior Agreements, including any rights or obligations which may have arisen under such agreements as a result of the execution of the Merger Agreement or the consummation of the Merger. For the avoidance of doubt, except as provided in Section 6 of this Agreement and in any agreements entered into by the Executive in connection with the Reinvestment, this Agreement shall not affect the Executive’s right to receive the Option Consideration and/or the Stock Award Consideration (each as defined in the Merger Agreement) in respect of the Identified Options and/or Identified Awards held by him as of the Closing, as provided and subject to the terms contained in the Merger Agreement.

Section 10. Certain Agreements.

(a) Suppliers. The Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any supplier or vendor to the Company (including its subsidiaries or affiliates); provided, however, that the Executive shall be permitted to own less than five-percent (5%) of any class of publicly traded securities of any company (other than a Specified Company).

(b) Certain Activities. During the Term, the Executive shall not knowingly (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

Section 11. Intellectual Property. All copyrights, trademarks, trade names, service marks and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon, and all other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the term of his employment under this Agreement that relate to the business or operations of the Company or any subsidiary or affiliate thereof or that result from any work performed by the Executive for the Company or any such subsidiary or affiliate shall be the sole property of the Company or such subsidiary or affiliate, as the case may be, and Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of the Company, Executive shall execute, acknowledge and deliver any instrument or document reasonably necessary or appropriate to give effect to this Section 11 and, at the Company’s cost, do all other acts and things reasonably necessary to enable the Company or such subsidiary or affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

Section 12. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(i)	For notices and communications to the Company:

c/o J.W. Childs Associates, Inc.
111 Huntington Avenue
Boston, Massachusetts 02199
Fax: (617) 753-1101
Attn: Adam L. Suttin

with a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Fax: (212) 836-8689
Attn.: Stephen C. Koval, Esq.

(ii)	For notices and communications to the Executive:

M. Rufus Woodard, Jr.
c/o Brookstone, Inc.
One Innovation Way
Merrimack, NH 03054
Fax:

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

Section 13. General.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of New Hampshire, or if it has or can acquire jurisdiction, in the United States District Court for the State of New Hampshire, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New Hampshire.

(b) Amendment: Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(es), whether by merger, consolidation or otherwise. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(e) Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(f) Effective Time; Entire Agreement. This Agreement shall be effective only from and after consummation of the closing contemplated by the Merger Agreement. From and after the effective time of this Agreement, this Agreement shall supersede all prior agreements between the parties with respect to its subject matter and is intended (together with the documents referred to in Section 6 hereof) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BROOKSTONE, INC.

By:	/S/ MICHAEL F. ANTHONY
Name:	Michael F. Anthony
Title:	President and Chief Financial Officer

/s/ M. RUFUS WOODARD, JR.
M. Rufus Woodard, Jr.

OSIM INTERNATIONAL LTD, solely with respect to Section 8(e) hereof

By:	/S/ RON SIM
Name:	Ron Sim
Title:	Chairman and CEO

TEMASEK CAPITAL (PRIVATE) LIMITED, solely with respect to Section 8(e) hereof

By:	/S/ MARGARET LUI
Name:	Margaret Lui
Title:	Director

J.W. CHILDS ASSOCIATES, L.P., solely with respect to Section 8(e) hereof

By:	J.W. Childs Associates, Inc., its general partner

By:	/S/ JAMES C. RHEE
Name:	James C. Rhee
Title:	Vice President